EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated October 2, 2018 related to the financial statements of Kannalife Sciences, Inc. as of December 31, 2017 and 2016 and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about Kannalife Sciences, Inc.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ dbbmckennon

San Diego, California

October 5, 2018